Exhibit 10.2

Latch Systems, Inc.
508 West 26th Street
Suite 6G
New York, NY 10001
July 8, 2021
SUBJECT: OFFER LETTER OF EMPLOYMENT
Dear Barry Schaeffer,
On behalf of Latch Systems, Inc. (the “Company”), I am truly excited to offer you the position of Senior Vice President, Finance initially reporting to Garth Mitchell. The terms and conditions for this offer are detailed below.
Your start date will be effective as of August 2, 2021 (the “Start Date”). The details concerning your employment are set forth in this letter and in the Employment Agreement, a copy of which is attached hereto as Exhibit A. As a condition to your employment with the Company, you will be required to sign this letter (this “Offer Letter”), as well as the Employment Agreement, the Disclosure and Authorization to Procure Background Information attached hereto as Exhibit B and the Prior Inventions Disclosure attached hereto as Exhibit C. This Offer Letter, the Employment Agreement, the Disclosure and Authorization to Procure Background Information and the U.S. Department of Homeland Security Form I-9 are referred to collectively herein as the “Employee Agreements.” If you have any questions about the language contained in the Application or the Employee Agreements, please feel free to call me.
This offer of employment is also contingent upon your successful completion of all facets of the Company’s pre-employment screening process, which includes confirmation that you are legally able to work for the Company in the United States in the position offered to you, and a background investigation which will include a credit check because the position you have been offered is a non-clerical position having regular access to trade secrets, intelligence information, or national security information.
Compensation. Your annual compensation rate will be $280,000.00 USD, payable in semimonthly installments. You will also be eligible for an incentive bonus for each fiscal year of your employment at the Company. Your target bonus is expected to be equal to 20% of your annual base salary, with the final amount awarded (if any) to be based on criteria established by the Company and at the Company’s sole discretion. For any given fiscal year, your bonus will be prorated for the period of time you are employed by the Company during such fiscal year. We anticipate launching our bonus program on July 1, 2021, and therefore any bonus you receive for fiscal year 2021 will be prorated to reflect eligibility from that date or from your Start Date, whichever is later. Any bonus for a given fiscal year will be paid within three months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.
Additionally, you will receive an equity incentive compensation award, which is expected to be in the form of a grant of restricted stock units, subject to approval by Latch, Inc.’s (the “Parent Company”) Board of Directors (the “Board”) and in accordance with applicable securities laws (the “RSU Grant”). Such RSU Grant, when issued, will (i) be for a number of shares of the Parent Company’s Common Stock (“Common Stock”) with a total value of $600,000.00 as of the date of grant, (ii) contain a vesting start date of August 2, 2021 (the “Vesting Start Date”), (iii) contain a three year vesting schedule whereby one-third (1/3) of the shares subject to the RSU Grant will vest on the first anniversary of the Vesting Start Date and one-twelfth (1/12) of the shares subject to the RSU Grant will vest quarterly thereafter for the remaining two years, provided in each case that you continue to be employed by the Company on the relevant date, and (iv) contain other provisions determined by the Board in its sole discretion. We anticipate that the RSU Grant will be issued in August, in accordance with applicable securities laws and subject to approval by the Board. The RSU Grant will be subject to certain customary terms and conditions which will be fully set forth in an award notice and grant agreement (collectively, including exhibits thereto, the “Equity Documents”). Copies of the Equity Documents for review and signature will be provided as promptly as practicable upon receipt of executed copies of the Employee Agreements and approval of the grant by the Board, and after applicable regulatory requirements have been met.
Term of Employment. During the term of your employment, the Company will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Please understand that you are being engaged as an at-will employee. This means that either you or the Company may terminate the relationship at any time, for any reason, with or without cause or notice, subject to the terms of your Equity Documents, if any. As such, the at-will term of your employment will not be changed by the Employee Agreements or any changes during the term of your employment.
This letter, together with the Employee Agreements you executed for the benefit of the Company, forms the complete and exclusive statement of your agreement with the Company as an employee and supersedes any other agreements or promises made to you by anyone, whether oral or written. To indicate your acceptance of our offer, please return copies of the Employee Agreements with your signature.
Please bring copies of all necessary documents required to verify your identity and eligibility to work in the United States with you to the office on your reporting date. A list of acceptable documents is described on the enclosed Department of Homeland Security Form I-9.
We are all excited about the opportunity to work with you. On behalf of all our team members, let me extend a sincere Welcome Aboard!
Sincerely,

/s/ Deb Josephs
Deb Josephs, Chief People Officer
Enclosures: Employment Agreement, Disclosure and Authorization to Procure Background Information, Prior Inventions Disclosure

OFFER LETTER SIGNATURE PAGE
I accept the above terms of employment as stated above:

By:	/s/ Barry Schaeffer
Barry Schaeffer

7/9/2021
Date
Approved by Latch Systems, Inc.

By:	/s/ Deb Josephs
Deb Josephs
Chief People Officer

7/8/2021
Date

EXHIBIT A
Employment Agreement
See attached.

LATCH SYSTEMS, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into on August 2, 2021 (the “Effective Date”), by and between Barry Schaeffer (“Employee”), and Latch Systems, Inc., a Delaware corporation (together with its successors, assigns, and affiliates, as applicable, the “Company”).
WITNESSETH
WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Employment and Duties. The Company agrees to employ Employee on the terms and conditions provided in this Agreement. Employee shall perform all tasks and duties related to their position (as the same may be altered, modified, increased or reduced from time to time) that are delegated to Employee by the President of the Company, or the President’s designee. Employee acknowledges that Employee’s reporting structure may change from time to time. Employee shall perform Employee’s duties hereunder in compliance with all applicable laws and all policies, practices, instructions and procedures of the Company and its Affiliates (as defined below) which may be adopted by the Company or its Affiliates from time to time. Employee agrees to devote Employee’s full working time, attention, energies and best efforts to the performance of Employee’s duties hereunder. During Employee’s term of employment (the “Term”), Employee shall not participate or assist in any way, manner, or by any means whatsoever, directly or indirectly, in any business other than the business of the Company, even though such participation or assistance takes place outside of Employee’s working hours.
2.Compensation and Related Matters.
a.Compensation. During the Term, the Company agrees to compensate Employee pursuant to the terms of the Offer Letter hereto (the “Compensation”), which Compensation may be adjusted by the Company from time to time, in its sole discretion. Employee’s salary shall be payable to Employee bi-weekly or on such other reasonable pay periods established from time to time by the Company according to its standard payroll practices.
b.Employee Benefits. In addition to the Compensation, Employee shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, vacation, holidays, health insurance, life insurance, and other employee benefits programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined or amended by the Company in its sole discretion. Employee’s eligibility for and participation in such plans is governed by the terms and conditions of the applicable plans, and by the policies of the Company established from time to time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.
c.Other Perquisites. The Company may, in its sole discretion, decide to provide Employee with other perquisites during the course of Employee’s employment with the Company.

3.Reimbursement of Expenses. The Company will reimburse Employee for reasonable expenses properly incurred by Employee in the performance of Employee’s duties hereunder, provided those expenses have been approved in advance by the Company. Approved expenses will be reimbursed based upon the submission of a valid receipt with a monthly expense report and will be paid in the month following the month in which the expense report is submitted. Expenses older than sixty (60) days from the date of submission of the expense report will not be reimbursed.
4.Termination. Notwithstanding anything herein to the contrary, Employee acknowledges that Employee is an at-will employee of the Company. Accordingly, the Company may immediately terminate Employee, with or without cause or reason and with or without notice, at any time.
5.Effect of Termination. Upon the termination of Employee’s employment pursuant to Section 4 hereof, Employee shall be entitled to receive all Compensation earned through Employee’s last day of actual employment by the Company, except that any and all loans, debts, obligations or IOU’s due to be paid by Employee to the Company shall be deducted from Employee’s final pay. Except as provided for in this Section 5, upon termination, Employee shall be entitled to no other or further compensation from the Company.
6.Company Property.
a.All correspondence, records, documents, software, promotional materials, and other Company property (including, without limitation, Confidential Information and Inventions (each as defined below)) and all copies thereof, which come into Employee’s possession by, through or in the course of Employee’s employment, regardless of the source and whether created by Employee or not, are the sole and exclusive property of the Company, and immediately upon the termination of Employee’s employment for any reason, or any time at the Company’s request, Employee shall return to the Company all such property of the Company, as well as Third Party Information, and certify in writing that Employee has fully complied with the foregoing obligation.
b.Upon the earlier of (i) any request of the Company and (ii) five (5) days after the date of Employee’s termination hereunder for any reason, Employee shall deliver promptly to the Company all customer lists, sales and service manuals and data, equipment, computers, printers, facsimile machines, office equipment, cellular telephones, records, manuals, books, blank forms, documents, databases, files, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business of the Company, and all of other property, trade secrets, Inventions or Confidential Information of the Company, as well as Third Party Information, which are in Employee’s possession, care or control. Employee hereby authorizes the Company to deduct from any amounts due to Employee hereunder the cost of all Company property or Third Party Information damaged by Employee or retained by Employee in violation of this Section 6.b.
c.Employee shall not copy, delete, or alter any information contained upon Employee’s Company computer or Company equipment before returning it to Company. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, Employee agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Employee agrees to provide the Company access to Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of employment or promptly after termination of employment, Employee shall cooperate with Company in attending an exit interview and certifying in writing that Employee has complied with the requirements of this Section 6.c.

7.Non-Competition, Non-Solicitation.
a.Employee agrees and acknowledges that, in connection with Employee’s employment with the Company, Employee will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates, including, without limitation, “know how,” trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, improvements, discoveries, developments, designs, techniques, customer lists, pricing policies, operational methods, and documents and information with respect to present and prospective plans for research and development, financial statements, budgets, contracts, goods, services, products, equipment, processes, clients, customers, agents, employees, contractors, suppliers, service providers, sales and marketing methods, and other business affairs, discussions, negotiations, or agreements of the Company and its Affiliates (collectively, “Confidential Information”). Employee further acknowledges and agrees that, given the nature of this Confidential Information, it is likely that such Confidential Information would inevitably be used or revealed, either directly or indirectly, in any subsequent employment with a competitor of the Company or its Affiliates and its use by others could cause substantial harm to the Company or its Affiliates. Employee and the Company also recognize that an important part of Employee’s duties will be to develop and continue goodwill for the Company and its Affiliates through personal contact with the customers of the Company and its Affiliates, and that there is a danger that this goodwill, a proprietary asset of the Company or its Affiliates, may follow Employee when Employee’s relationship with the Company is terminated. Accordingly, in consideration of Employee’s employment with the Company pursuant to this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee agrees that, while Employee is in the employ of the Company and for a one (1) year period after the termination of Employee’s employment with the Company for any reason, Employee shall not, either on Employee’s own behalf or on behalf of any third party, directly or indirectly:
(i)except on behalf of the Company or its Affiliates, directly or indirectly, either as a proprietor, equity holder, partner, joint venturer, investor, lender, principal, agent, officer, director, employee or otherwise (other than as a holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), and whether through Employee’s own efforts or through the efforts of, or in any way assisting or employing the assistance of, any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with whom Employee is employed or associated) engage or attempt to engage in any Competitive Business (as defined below) (provided that in the case of the Employee being engaged by a Competitive Business after the Employee’s engagement by the Company has ceased, the Employee performs duties that are the same or similar to those performed for the Company and/or that would require or permit the Employee to use Confidential Information); or
(ii)(x) recruit, solicit, encourage, or attempt to cause (or in any way assist another in recruiting, soliciting, encouraging, or attempting to cause) any employee, consultant, or contractor of or for the Company or its Affiliates to terminate his/her/its employment or other relationship with the Company or its Affiliates, (y) hire, employ, or seek to employ, or cause, recommend, or assist any competing individual or entity to hire, employ, or seek to employ, any person or entity who or that is (or was at any time within the one (1) year period prior to the termination of Employee’s employment) employed or engaged by the Company or its Affiliates (provided that, with respect to periods after the Employee’s engagement by the Company has ceased, the Employee solicits any such person or entity for a position that would result in such person or entity being directly involved in a Competitive Business or otherwise would allow or require that person or entity to use Confidential Information), or (z) solicit, aid or induce any customer, client, supplier, licensee, advertiser, vendor or any other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or reduce the amount of business conducted with the Company or its Affiliates, or interfere with the relationship between the Company or its Affiliates and any customer, client, supplier, licensee, advertiser, vendor or any other business relation of the Company or its Affiliates.
b.During and after employment, Employee agrees not to disparage the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. In addition, Employee agrees that, while Employee is in the employ of the Company and continuing indefinitely from and after the termination of Employee’s employment with the Company for any reason, Employee shall not, either on Employee’s own behalf or on behalf of any third party, directly or indirectly: disclose, use, lecture upon, publish, or divulge to any third party any of Company’s Confidential Information or information relating to or regarding any Inventions, except as may be required in connection with Employee’s work for Company, or as expressly authorized by the President of the Company; or use or allow to be used any trade or business name, or other words, symbol, logo, or means of identification which is similar to one used by the Company or its Affiliates.
As used in this Agreement, “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity, provided that, for purposes of this definition, “control” (including, any derivative of the word “control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise. As used in this Agreement, “Competitive Business” means any business involved in developing, marketing or selling any business involved in developing, marketing or selling access control and monitoring hardware related products that allow an organization and/or individual to control and monitor access to a workspace, living area, or any owned, leased, or rented property (or other product lines adopted by the Company from time to time) (or other product lines adopted by the Company from time to time).
c.The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon Employee to those that are reasonable and necessary to protect the Company’s legitimate interests. Employee acknowledges that, based upon Employee’s education, experience, and training, this non-compete provision will not prevent Employee from earning a livelihood and supporting Employee and Employee’s family during the relevant time period.
d.If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.
e.The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company or its Affiliates and are considered by Employee to be reasonable for such purposes. Employee agrees that any material breach of this Section 7 will cause the Company or its Affiliates substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance, injunctive and other equitable relief. The Company shall be entitled to an award of its reasonable attorney’s fees and litigation costs incurred in enforcing this Agreement or obtaining any judgment or decree against Employee in any court of competent jurisdiction.
8.Third Party Information. Employee acknowledges that Company has received and, in the future, will receive from third parties confidential or proprietary information (collectively, “Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of employment, Employee shall hold Third Party Information in strict confidence and shall not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with Employee’s work for Company or unless expressly authorized by an officer of Company in writing.
9.Protection of Confidential Information; Recognition of Company’s Rights. Employee shall not use, reproduce or disclose any Confidential Information to any person or entity for any reason, except as may be necessary in discharging Employee’s assigned duties as an employee of the Company, or as expressly authorized by the President of the Company. Employee agrees that Employee shall use the utmost care to protect the secrecy and confidentiality of Confidential Information and take steps to ensure that unauthorized persons do not have or gain access to Confidential Information. Employee also agrees to obtain written approval by the President before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Employee’s work at Company and/or incorporates any Confidential Information. Employee hereby assigns to Company any rights Employee may have or acquire in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of Company and its assigns.
10.No Improper Use of Information of Prior Employers and Others. Employee represents and warrants to the Company that Employee’s employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to employment by Company. Employee further represents that Employee has not entered into, and shall not enter into, any agreement, either written or oral, in conflict with Employee’s obligations under this Agreement. Employee agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such agreements. During Employee’s employment by Company, Employee shall not improperly make use of, or disclose, any information or trade secrets of any of Employee’s former employers or other third party, nor shall Employee bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Employee shall use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to that of the Employee, is common knowledge in the industry or otherwise legally in the public domain or is otherwise provided or developed by Company.
11.Inventions.
a.Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The above notwithstanding, the Company shall not have any copyright or Intellectual Property Right to Employee’s personal photos, videos, or other works that are not used for commercial or business purposes related to the Company’s business. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.
b.Prior Inventions. Employee has disclosed on Exhibit C a complete list of all Inventions that (a) Employee has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of Employee’s employment by Company; (b) in which Employee has an ownership interest or which Employee has a license to use; and (c) that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit C, Employee warrants that there are no Prior Inventions. Employee agrees not to incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of employment with Company, Employee incorporates a Prior Invention into a Company process, machine or other work, Employee hereby grants Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.
c.Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to Section 11.e are referred to in this Agreement as “Company Inventions.” Subject to Section 11.e and except for Inventions that Employee has set forth in Exhibit C, Employee hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all of Employee’s right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by Employee, either alone or with others, during the period of employment by Company.
d.Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year after such employment ends, Employee shall promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by Employee, either alone or with others and (b) all patent applications filed by Employee or in which Employee is named as an inventor or co-inventor.
e.Government or Third Party. Employee agrees that, as directed by the Company, Employee shall assign to a third party, including without limitation the United States, all of Employee’s right, title, and interest in and to any particular Company Invention.
f.Enforcement of Intellectual Property Rights and Assistance. During and after the period of Employee’s employment, Employee shall assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.
g.Incorporation of Software Code. Employee shall not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.
h.Records. Employee shall maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by Employee during the period of employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
12.Notification of New Employer. If Employee leaves the employ of Company, Employee consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.
13.Export. Employee agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United

States, because such export could be in violation of the United States export laws or regulations.
14.Miscellaneous.
a.Indemnification. Employee shall defend, indemnify and hold the Company harmless from and against all claims asserted by a third party and related damages, losses and expenses, including attorneys’ fees, arising out of or resulting from the services performed or neglected to be performed by Employee under this Agreement, or otherwise results from Employee’s violation of this Agreement.
b.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and permitted assigns. The Company may assign this Agreement to any of its Affiliates and, in the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by, and enjoy the benefits of, this Agreement. The parties understand that the obligations of Employee are personal and may not be assigned by Employee.
c.Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
d.Amendment; Waiver. Neither party may modify, amend or waive the terms of this Agreement other than by a written instrument signed by the other party. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.
e.Withholding. All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may determine, in its sole discretion, should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation.
f.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the state of New York without giving effect to the principles of conflicts of law thereof. The state courts of New York and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.
g.Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 5 through 14 of this Agreement shall survive the termination of this Agreement for any reason.
h.Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed below, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.
If to the Company, to:
Latch Systems, Inc. 508 West 26th Street Suite 6G
New York, NY 10001
Email: ***********
If to Employee, to: ***********
i.Entire Agreement. Except for any agreements executed in connection herewith and any agreements with the Company with respect to the protection of confidential information or the assignment of inventions, this Agreement supersedes any prior oral or written agreements, negotiations, commitments, and writings between Employee and the Company with respect to the subject matter hereof. Employee’s acceptance of the terms of this Agreement is indicated by Employee’s signature in the space indicated below. Employee is encouraged to consult with any advisors Employee may choose regarding this Agreement.
j.Name and Likeness Rights. Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse Employee’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after Employee’s employment, for whatever purposes the Company deems necessary.
k.WAIVER OF JURY TRIAL. AS A CONDITION OF EMPLOYMENT BY THE COMPANY, EMPLOYEE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION RELATING TO OR CONCERNING THE COMPANY. THIS WAIVER DOES NOT FOREGO ANY SUBSTANTIVE RIGHTS THE COMPANY OR EMPLOYEE MAY HAVE. THIS VOLUNTARY AND KNOWING JURY TRIAL WAIVER INCLUDES, BUT IS NOT LIMITED TO, ANY DISPUTES, CLAIMS, OR CONTROVERSIES RELATING TO OR CONCERNING THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY. BY EXECUTION OF THIS AGREEMENT, EMPLOYEE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION REGARDING ALL DISPUTES, CLAIMS, OR CONTROVERSIES CONCERNING THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.
(Signature Page Follows.)

EMPLOYMENT AGREEMENT SIGNATURES

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date first identified above.
COMPANY:
LATCH SYSTEMS, INC.

By:	/s/ Deb Josephs
Deb Josephs, Chief People Officer
EMPLOYEE:

By:	/s/ Barry Schaeffer

Barry Schaeffer
NAME